Exhibit 99.1
 FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES PURCHASE OF PHILADELPHIA ADULT NIGHTCLUB AND SETS GRAND OPENING FOR APRIL 24-26

HOUSTON – (March 31, 2008) – Rick’s Cabaret International, Inc., (NASDAQ/GM: RICK), premier operator of upscale gentlemen’s clubs, said today it has completed the purchase of a 25,000 square foot adult nightclub in Philadelphia and will reopen it with a three-day party April 24-26th.

The company acquired 100 percent of the former Crazy Horse Too Cabaret for 195,000 shares Rick’s Cabaret stock valued at $23 per share, subject to selling limitations. Rick’s Cabaret also paid $3.5 million in cash for a 51 percent interest in the real property at 2908 South Columbus Blvd., just south of the professional sports complex where the Eagles, Phillies, 76ers and Flyers play their home games and across the street from a planned new Foxwoods Casino.

The spacious, well-appointed club will re-open as a Rick’s Cabaret – including a brand-new steak house and sports bar – with a three-day party starting Thursday, April 24th that is expected to attract visits from sports, radio and television celebrities.

“The Rick’s Cabaret nightclubs have become the national gold standard for adult entertainment venues and we have spared no expense to make sure the Philadelphia club meets and exceeds expectations,” said Eric Langan, President and CEO of Rick’s Cabaret. “This club was a physical beauty before we acquired it and with careful upgrading we’ve made it the finest club in the marketplace. We think all customers will be impressed.”

In addition to the new sports bar with large-screen sets throughout, the remodeled club offers the highly praised Rick’s Cabaret steakhouse menu until the wee hours daily. The nightclub, with luxurious seating and granite bar tops, also features a central dance stage for cabaret entertainment plus VIP suites offering privacy and personalized cocktail service.

Under terms of the agreement the Rick’s Cabaret shares must be held for one year and cannot be pledged or loaned. After one year no more than 25,000 of the shares may be sold in any 30-day period and no more than 75,000 shares can be sold in any 90-day period.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.
Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com